Exhibit 2.2
                                    45 pages




                            GERMAN PURCHASE AGREEMENT



                                     BETWEEN



                            BUCKEYE TECHNOLOGIES INC.


                             BUCKEYE STEINFURT GmbH


                              BUCKEYE HOLDINGS GmbH




                                       AND




                                 WALKISOFT GMBH


                                 UPM-KYMMENE OYJ

                                    PREAMBLE

1. Whereas, the Seller, an indirect wholly-owned subsidiary of UPM, is engaged in the production and worldwide distribution of non-wovens (Vliesstoffe) and related products. Seller conducts its business from its partly owned and partly leased facilities in Steinfurt.

2. Whereas, the Buyer is a wholly-owned subsidiary of Buckeye Holdings, the registered share capital of which amounts to 25,000, consists of two shares in the par value of 12,500 each and is fully paid in.

3. Whereas, Buckeye Holdings is a wholly-owned subsidiary of Buckeye Inc., the registered share capital of which amounts to 25,000, consists of two shares in the par value of 12,500 each and is fully paid in.

4. Whereas, the Seller is interested in selling and transferring and the Buyer, based upon the representations and warranties and other indemnities made by the Seller in this Agreement, is interested in buying the business of the Seller with all assets, contracts and personnel, except as specifically excluded from the purchase hereafter as well as certain liabilities as specified hereinafter (such business hereinafter referred to as the "Sold Business") on the terms and conditions set forth in this Agreement.

5. Whereas, the German Federal Cartel Office has cleared the transactions agreed herein by clearance letter dated August 26, 1999, a copy of which is attached hereto as Annex I.


NOW THEREFORE, the parties hereby agree as follows:

                                     2.2-2

1.       Definitions.

         "Accounts Receivable" has the meaning set forth in Section 2 (a) (iv) below.

         "Acquired Assets" has the meaning set forth in Section 2 below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, diminution in value, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, net of any actual insurance or other third party recoveries.

         "Affiliated Companies" has the meaning set forth in Section 3(b)(i) below.

         "Ancillary Agreements" shall mean the following agreements:

                  (1)      The Notarial Deed attached hereto as Exhibit A;

                  (2)      Share Pledge Agreement attached hereto as Exhibit B;


         "Assigned Contracts" has the meaning set forth in Section 4(a) below.

         "Assumed Liabilities" has the meaning set forth in Section 3(a) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.


         "Closing" has the meaning set forth in Section 10(c) below.

         "Closing Date" has the meaning set forth in Section 10(c) below.

         "Code" means the German Tax Code (Abgabenordnung - AO), as amended.

         "Designated Accruals" shall mean those accrued liabilities incurred in the Ordinary Course of Business and specifically assumed by Buyer as described in Exhibit C attached hereto.

                                     2.2-3

         "Disclosure Schedule" has the meaning set forth in Section 6 below.

         "Effective Date" has the meaning set forth in Section 2(a) below.

         "Environmental, Health and Safety Liabilities" means any Liability or other responsibility arising from or under Environmental, Health and Safety Requirements and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims and demands arising under Environmental, Health and Safety Requirements; (c) financial responsibility under Environmental, Health and Safety Requirements for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (collectively, a "Cleanup") required by applicable Environmental, Health and Safety Requirements and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental, Health and Safety Requirements.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law or administrative decree (Rechtsverordnung), all judicial and administrative orders and determinations, all contractual obligations and all legal provisions concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or Cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "Facilities" means any real property, leaseholds, or other interests currently owned or operated by the Seller in Steinfurt and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Seller in Steinfurt.

         "Financial Statements" has the meaning set forth in Section 6(g) below.

         "GAAP"  means   accounting,   valuation  and  depreciation   principles
generally accepted in the Federal Republic of Germany as in effect from time to time and consistently applied.

         "Hazardous Activities" means the distribution, generation, disposal, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of

                                     2.2-4

Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the environment.

         "Hazardous   Materials"   means   any  toxic   materials,   pollutants,
contaminants or radioactive, water endangering or other hazardous substances or wastes of any kind whatsoever.

         "Initial Payment" has the meaning set forth in Section 5(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) subject to the provisions of Section 12 (a), all trademarks, service marks, trade dress, logos, trade names, and corporate names and fictitious or assumed name registrations, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, to the extent these are transferable, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), but excluding any UPM proprietary software used outside of the Sold Business, (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium) and (i) employee invention and discovery files and logs.

         "Inventory" has the meaning set forth in Section 2(a)(iii) below.

         "Knowledge" means actual knowledge after reasonable investigation of the officers, directors and managers of the Seller (including, without limitation, Frej Nygard) and the following other designated persons: Berndt Brunow, Jaakko Rislakki, Erkki Numminen, Jaakko Palsanen, Tapani Sointu, Juhani Ilvonen, Helmer Gustafsson, Pentti Kallio and Sirpa-Helena Sormunen.

         "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due including any liability for Taxes.

         "Minimum Net Working Capital" has the meaning set forth in Section 5(c) below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                                     2.2-5

         "Most Recent Financial Statements" has the meaning set forth in
Section 6(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 6(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 6(g) below.

         "Net Working Capital" means the aggregate value as of the Effective Date in U.S. Dollars of (i) the Inventory and accounts receivable (net of any customer pre-payments) assigned to the Buyer hereunder, minus (ii) Trade Payables and Designated Accruals. For purposes of this definition, Inventory shall be valued as of the Effective Date in U.S. Dollars at the lower of (a) fair market value or (b) the actual cost of the Inventory reflected on the books and records of Seller (which shall be prepared in accordance with GAAP), except that for the purpose hereof, all spare parts, wires, felts, fabrics and other items carried as inventory on Seller's financial records (other than Inventory) and used in the Sold Business shall not be taken into account. Accounts receivable shall be valued as of the Closing Date in U.S. Dollars from the books and records of the Seller. In the event the Parties fail to agree on the Inventory valuation, the Buyer and Seller will request their respective independent accounting firms to resolve the issues, and if the accounting firms fail to do so within sixty (60) days of the date the Parties submitted the issues to them, the Buyer and Seller will submit the unresolved issues to an expert arbitrator to be appointed upon application of either party by the President of the Institut der Wirtschaftsprufer in Deutschland e.V. (Institute of Chartered Accountants), Dusseldorf. To the extent any currency conversions are required, the exchange rates in effect on the Frankfurt Stock Exchange as of the close of business on the date immediately preceding the Effective Date shall be used.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means an individual, a civil law partnership (GbR), a general or limited partnership (Personenhandelsgesellschaft), a corporation (Kapitalgesellschaft), an association (Verein), a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Share Pledge Agreement" is the agreement attached as Exhibit B.

         "Purchase Price" has the meaning set forth in Section 5(a) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's/materialmen's (Werkunternehmerpfandrecht), landlord's liens (Vermieterpfandrecht), and similar liens acceptable to Buyer, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                                     2.2-6

         "Seller" has the meaning set forth in the preface above.

         "Sold Business" has the meaning set forth in Section 4 of the Preamble hereof.

         "Sold Real Estate" has the meaning set forth in Section 2(a)(i) below.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge and/or other public due of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Trade Payables" means all accounts payable incurred by Seller in the Ordinary Course of Business.



2.       Sale and Transfer of the Acquired Assets

(a) With effect of October 1, 1999, 0.00 hrs (the "Effective Date"), the Seller hereby sells to the Buyer, who accepts such sale, the entire tangible and intangible assets owned by the Seller on the Effective Date, except as specifically excluded from the sale and purchase pursuant to other provisions of this Agreement (such sold assets hereinafter referred to as the "Acquired Assets").

         The Acquired Assets shall include:

         (i) the real estate registered at the Magistrates Court of Steinfurt in the Land Register for Burgsteinfurt, Sheet Nos. 4518 and 4321 together with all buildings, fixtures and improvements located on, and forming part of, such real estate and all rights pertaining thereto (hereinafter referred to as the "Sold Real Estate") as follows:


                                     2.2-7

(ai)     Sheet No. 4518

         Entry                                                        Size (sqm)
         No.          Boundary        Field (Flur)/     Description
                     (Gemarkung)      Lot (Flurstuck)
         1            Burgsteinfurt       43/214         fields          9,001
                                                         Meteler Stiege

The  following  encumbrance  is  registered  on the Sold  Real
Estate in Part II of the Land Register:

                            Encumbered
         Entry No.          Real Estate
                            Entry No.     Encumbrance             Holder
         1                  1             limited personal        Stadtwerke
                                          servitude (duty         Steinfurt
                                          to tolerate a gas       GmbH,
                                          pipeline)               Steinfurt

No  encumbrances  are  registered  in  Part  III of  the  Land Register.

(aii)    Sheet No. 4321

         Entry                                                     Size
         No.       Boundary        Field/    Description           (sqm)
                                   Lot
         10        Burgsteinfurt   43/395    building and vacant    2,538
                                             area agriculture and
                                             forestry,
                                             Meteler Stiege,
                                             Dieselstra(beta)e 16

         11        Burgsteinfurt   43/396    building and vacant    11,294
                                             area, commercial and
                                             industrial businesses,
                                             Meteler Stiege,
                                             Dieselstra(beta)e 16
                                     2.2-8

         Entry                                                      Size
         No.       Boundary        Field/    Description            (sqm)
                                   Lot
         12        Burgsteinfurt   43/397    building and vacant    49,762
                                             area, commercial and
                                             industrial businesses,
                                             Meteler Stiege,
                                             Dieselstra(beta)e 16

The  following  encumbrance  is  registered  on the Sold  Real
Estate in Part II of the Land Register:

                 Encumbered
         Entry   Real Estate
         No.     Entry No.         Encumbrance              Holder
         1       12                priority notice in       City of
                                   order to secure the      Steinfurt
                                   claim regarding the
                                   retransfer of title

                  No  encumbrances  are  registered  in  Part  III of  the  Land
Register.

         (ii) all other tangible fixed assets owned by the Seller on the Effective Date, including all machinery and equipment, tools, fixtures, fittings, vehicles, EDP hardware, plant and office equipment, spare parts, supplies, small value items and all other tangible fixed assets, whether located on the Sold Real Estate, in warehouses or sales and service offices of the Seller in other locations, with German or foreign distributors or agents of the Seller, with suppliers and/or customers of the Seller or with third parties; Exhibit D hereto contains a list of such tangible fixed assets as of September 27, 1999;

         (iii) all inventories of raw materials and packaging materials (in particular including, without limitation, wood pulp, other fibers, binders and superabsorbent polymers) and finished products and services and merchandise owned by the Seller on the Effective Date, wherever located, including but not limited to consignment stocks kept with customers and the

                                     2.2-9
                  warehouses located at Rheine, Bremen, Bremerhaven, Brake, Pforzheim, Borghorst and Liverpool UK, as set forth in Exhibit E hereto (hereinafter referred to as "Inventory");

         (iv) all accounts receivable, net of customer pre-payments pursuant to Section 2(b) below (hereinafter referred to as "Accounts Receivable"), all other rights and claims of any type, including but not limited to those from all other pre-payments, deposits, those for the transfer of title to assets of the type sold hereunder and those for the exclusive or non-exclusive use or joint use of tangible and intangible assets of any type whatsoever, all rights and claims resulting from contracts taken over by the Buyer pursuant to Section 4 below, all insurance claims, all claims for the payment of subsidies, grants and comparable benefits and all other current assets, all to the extent that they are owned by the Seller on the Effective Date, except as specifically excluded from the sale and purchase in other provisions of this Agreement; all ancillary and preferential rights within the meaning ofss. 401 German Civil Code and all supporting rights and ancillary security rights existing in respect of the accounts receivable, rights and claims sold pursuant to this paragraph (iv);

         (v) all Intellectual Property, transferable public and private concessions, permissions, authorizations and licenses, transferable EDP software, goodwill, supplier and customer relations and other intangible assets, all to the extent that they are owned by the Seller on the Effective Date, except as specifically excluded from the sale and purchase in other provisions of this Agreement;

         (vi) all books and business records (other than corporate records), drawings, supplier and customer lists, sales aids and literature and other documentation owned by the Seller on the Effective Date, except as specifically excluded from the sale and purchase in other provisions of this Agreement;

(b) The following assets of the Seller shall be specifically excluded from the sale and purchase:


         (i) all shares, if any, in other companies, other securities and other financial investments;

         (ii) all claims for the reimbursement of taxes for the period prior to the Effective Date;

         (iii) any notes receivables of Seller, unless specifically assumed by Buyer, any cash, cash equivalents (including customer pre-payments) or marketable securities of Seller.

                                     2.2-10

(c) The following is hereby agreed in respect of the Sold Real Estate:

         (i) The Buyer assumes the encumbrance listed in Part II of the Land Register/Sheet No. 4518 referred to in Section 2
                  (a) (i) (ai) above.

                  The Buyer does not assume the encumbrance listed in Part II of the Land Register/Sheet No. 4321 referred to in Section 2 (a)
                  (i) (aii), which shall be deleted. Seller undertakes to procure that the City of Steinfurt provide all declarations required for such deletion in proper legal form as soon as possible after the date hereof.

                  The Buyer assumes building restrictions, servitudes predating the present Land Register system which are not registered in the Land Register, neighboring restrictions and other encumbrances and obligations not apt to be registered in the Land Register, if any. Other encumbrances of any type whatsoever, including but not limited to those in Parts II and III of the Land Register, shall not be assumed by the Buyer (except for the one referred to in Section 2 (a) (i) (ai) above).

         (ii) Benefits, costs and risks shall pass to the Buyer as of the Effective Date.

         (iii) Development costs, assessments and charges according to the Community Charges Code (Kommunalabgabengesetz) for measures which have been carried out prior to the Effective Date shall be borne by the Seller. All other such costs, assessments and charges shall be borne by the Buyer.

(d)      (i)      The Seller and the Buyer undertake to transfer the Sold Real
                  Estate to the Buyer, and the Seller undertakes to grant a priority notice (Auflassungs-vormerkung) pursuant to ss. 883
                  Civil Code in respect of the Sold Real Estate by establishing as soon as possible after the date hereof the Notarial Deed before the German Notary Axel Rodert or Konrad Adenauer or their official deputies in Cologne, substantially in accordance with the draft set forth in Exhibit A hereto.

         (ii) The Seller and the Buyer hereby agree that title to, and possession of, the Acquired Assets (except the Sold Real Estate, the transfer of which is covered in paragraph (i) above), shall pass to the Buyer as of the Effective Date. The transfer of possession shall be effected by a joint inspection and delivery of such assets. To the extent that any such assets are in the possession of third parties, the Seller hereby assigns to the Buyer, who accepts such assignment, its entire rights and claims against such third parties for the delivery of such assets.

                                     2.2-11

         (iii) To the extent that separate or particular documents or instruments or any other steps are required or useful to effect or document the transfer of the assets sold to the Buyer pursuant to this Agreement, the parties agree to execute all such documents and instruments and take all such steps without further compensation promptly upon request by any party.

(e) The Seller shall co-operate with the Buyer in notifying after the Effective Date the debtors of rights and claims sold to the Buyer pursuant to this Agreement and/or any other third parties who hold title to, or rights in, or are in possession of, the assets sold to the Buyer pursuant to this Agreement.

3. Assumption of Obligations and Liabilities and Indemnification of the Seller and the Buyer

(a)      With  effect  of the  Effective  Date  the  Buyer  hereby  assumes  the
         following   obligations  and  Liabilities  of  the  Seller   pertaining
         exclusively to the Sold Business which exist on the Effective Date:

         (i) all Trade Payables and Designated Accruals of the Seller which exist on the Effective Date, except as specifically excluded from the assumption pursuant to other provisions of this Agreement, but only to the extent included in the computation of the Net Working Capital pursuant to Section 5 (c) below;

         (ii) all obligations and Liabilities resulting from the contracts and other arrangements taken over by the Buyer pursuant to
                  Section 4 below, but only to the extent they (x) have been incurred in the Ordinary Course of Business and (y) are listed in Exhibit G hereto

                  (the obligations and Liabilities pursuant to paras (i) and (ii) above hereinafter collectively referred to as "Assumed Liabilities").

(b) All other obligations and Liabilities of the Seller, whether accrued, absolute, contingent or otherwise which exist on the Effective Date or arise thereafter from acts, omissions or circumstances prior to the Effective Date, shall be specifically excluded from the assumption, including, without limitation thereto:

         (i) all obligations and Liabilities (other than Trade Payables) to UPM and its associated companies within the meaning of ss.ss. 15 et seq. of the German Stock Corporation Act other than the Seller (UPM and such associated companies hereinafter referred to as "Affiliated Companies");

                                     2.2-12

         (ii) all obligations and Liabilities regarding Taxes payable in respect of the period prior to the Effective Date, irrespective of when the underlying claims may arise or may be raised with the Seller or the Buyer, as well as all obligations, if any, for the repayment of subsidies, grants and comparable benefits;

         (iii) all obligations and Liabilities under product liability and/or contractual warranty regulations or arrangements arising from products produced in the period prior to the Effective Date;

         (iv)  all   obligations   and   Liabilities   arising   from  or  under
               Environmental, Health and Safety Requirements.

(c) The provisions in Sections 2(e) above and Section 4(c)(i) and (ii) and 4(d) below shall apply mutatis mutandis.

(d)      (i)      The Buyer undertakes to indemnify the Seller and UPM after the
                  Effective Date from and against all obligations and Liabilities of the Seller and from all interest, penalties and costs in respect thereof which (x) the Buyer has assumed pursuant to the express provisions of this Agreement or (y) result from the conduct of the Sold Business by the Buyer after the Effective Date.

         (ii)     The  Seller  undertakes  to  indemnify  the  Buyer  after  the
                  Effective Date from and against all obligations and Liabilities of the Seller and from all interest, penalties and costs in respect thereof which the Buyer has not assumed pursuant to this Agreement.


4.       Assignment of Contracts.

(a) Effective as of the Effective Date, the Seller hereby assigns and the Buyer hereby takes over those contracts (including written and verbal contracts, agreements, orders arrangements as well as pending offers made by or to the Seller) of the Seller pertaining exclusively or primarily to the Sold Business as described hereinbelow, with all rights and claims as well as all obligations and Liabilities resulting therefrom, except as specifically excluded from the assignment pursuant to other provisions of this Agreement (the "Assigned Contracts").

         The Assigned Contracts shall only include the following contracts existing on the Effective Date:

         (i) all employment and other contracts with all employees and workers employed by the Seller on the Effective Date, including the employment with Seller's sole managing director Mr. Kim Schulte, except as provided otherwise in Section 4 (b)

                                     2.2-13

                  (i) below, all as listed in Exhibit F hereto. Exhibit F contains complete and correct lists of all such employees, and, to the extent applicable, their pension benefits, their signature authorizations, the material contract terms of all employees and workers.

                  The Seller and the Buyer acknowledge that the employment relationships with these employees and workers, with all rights and obligations, will pass to the Buyer pursuant to ss. 613a Civil Code as a result of the purchase of the Sold Business as of the Effective Date as a matter of law;

         (ii) all contracts of the Seller with suppliers and customers listed in Exhibit G hereto as well as all pending offers made by or to the Seller made in the Ordinary Course of Business;

         (iii) the contracts of the Seller with distributors, agents and advisers listed in Exhibit G hereto;

         (iv) the license and co-operation contracts of the Seller listed in Exhibit G hereto;

         (v) those lease, leasing and rental contracts of the Seller and its contracts with public utilities listed in Exhibit G hereto;

(b) All other contracts of the Seller shall be specifically excluded from the assignment, including, without limitation:

         (i) all employment or other contracts with any present or former employee or worker of the Seller who is not listed in Exhibit
                  F. If the employment of any employee or worker ends on the Effective Date, he shall also not belong to the personnel whose employment and other contracts are hereby assigned to the Buyer;

         (ii) all contracts between the Seller and Affiliated Companies except for contracts of the type set forth in Section (a) (ii) to (v) above listed in Exhibit G.;

         (iii)    all   contracts   covering  or   relating  to  assets   and/or
                  obligations and liabilities which have been excluded from the sale and purchase pursuant to Sections 2 and 3 above.

(c) (i) The parties shall use their best efforts to obtain the consents of the other contractual parties to the assignments of the Assigned Contracts.

         (ii) If the other party to an Assigned Contract refuses its consent to the assignment of such contract to the Buyer, the respective contract shall be assigned in the

                                     2.2-14
                  internal relationship between the Seller and the Buyer, with the consequence that the Buyer, to the extent that this is legally permissible and in practice possible, shall perform the Assigned Contract and accept performance of such contract by the other contractual party on behalf of the Seller but for the account of the Buyer. If as a result of the sale and transfer of the Sold Business and/or the Seller's inability to perform his obligations under Assigned Contracts the other contractual party terminates the contract with the Seller for cogent reason and/or asserts a claim for breach of contract, the Seller shall indemnify the Buyer from and against all claims of such contractual party, including but not limited to claims pursuant toss. 89b Commercial Code, and from all interest, penalties and costs in connection therewith. This paragraph (ii) shall not apply in the cases covered by paragraph (iii) below.

         (iii) If an employee or worker passing to the Buyer pursuant to ss. 613a Civil Code should refuse to be transferred, such employee or worker (and all contractual arrangements of any type whatsoever existing between the Seller and such employee or worker) shall remain with the Seller and his continued
                  employment and termination shall be the Seller's responsibility at the Seller's discretion.

                  In the event that employees or workers other than those listed in Exhibit F hereto claim employment by the Buyer from the Buyer, the Seller shall indemnify the Buyer from and against all liabilities relating to or arising from the employment of such employees as well as their termination.

         (iv) To the extent that insurance contracts cover the Seller's business and the business of Affiliated Companies, the parties shall make appropriate arrangements to ensure that the Seller's business continues to be properly insured and the Buyer is not burdened with any premium covering insurance of the business of Affiliated Companies.

(d) Rights and obligations under the Assigned Contracts, irrespective of whether the assignment takes effect in the relation to the other contractual party or only in the internal relation between the Seller and the Buyer, shall concern the Seller for the period until the Effective Date and the Buyer for the period thereafter.

5.       Purchase Price.

(a) Subject to Section 5(c) below, the consideration (hereinafter referred to as "Purchase Price") for the sale and transfer of the Sold Business pursuant to this Agreement as well as all other obligations assumed by the Seller and UPM in this Agreement shall amount to US$ 75,400,000 (in words: US-dollars seventy-five-million four hundred thousand) .

                                     2.2-15

(b) Allocation. The parties agree to allocate the Purchase Price among the assets described herein for all purposes (including financial accounting and tax purposes) in accordance with the schedule attached hereto as Exhibit H.

(c) Purchase Price Adjustment. If the Net Working Capital of Seller as of the Effective Date does not equal US$ 12,000,000
         ("Minimum Net Working Capital"), the Purchase Price shall be adjusted in accordance with this paragraph (c). Prior to the Closing Date, Buyer and Seller shall agree to an estimate of the Net Working Capital as of the Effective Date (the "Estimated Working Capital"), and at Closing, the Estimated Working Capital shall be used to determine any adjustment to the Initial Payment required under
         Section 5 (d) (i) below. If the Estimated Working Capital is less than the Minimum Net Working Capital required under this Section 5 (c), the Purchase Price shall be reduced in an amount equal to such difference. If the Estimated Working Capital is greater than the Minimum Net Working Capital, the Purchase Price shall be increased in an amount equal to the difference.

         As soon as practicable following the Effective Date, but not later than thirty (30) days thereafter, Buyer and Seller shall jointly determine the actual amount of the Net Working Capital as of the Effective Date and shall execute a certificate of their agreement as to the Net Working Capital as of the Effective Date. In order to finally settle any Purchase Price adjustments as required by comparing the actual Net Working Capital as of the Effective Date to the Estimated Working Capital, Buyer shall promptly deliver to Seller any Purchase Price increase in U.S. Dollars in immediately available funds by wire transfer or Seller shall promptly deliver to Buyer any Purchase Price decrease in U.S. Dollars in immediately available funds by wire transfer.

(d) The Purchase Price shall be due and payable as follows:

         (i) An amount of US$ 9,400,000 (in words: US-dollars nine million four hundred thousand) shall be paid on the Closing Date (the "Initial Payment").

          (ii) an amount of US$ 22,000,000 (in words: US-dollars twenty two million) on the second anniversary of the Effective Date;

         (iii) an amount of US$ 22,000,000(in words: US-dollars twenty two million) on the third anniversary of the Effective Date;

         (iv) an amount of US$ 22,000,000(in words: US-dollars twenty two million) on the fourth anniversary of the Effective Date.

         As security for the Seller's rights under this Section 5, Buckeye Holdings shall execute and deliver to Seller the Share Pledge Agreement in the form attached hereto as Exhibit B. Buckeye Inc. hereby

                                     2.2-16
         guarantees  Buyer's  performance  of its  obligations  pursuant to this
         Section 5 and Section 3 (d)(i) above.

(e) The Initial Payment shall not bear interest, except that to the extent the Closing Date occurs after October 31, 1999, Buyer shall pay Seller interest at 5% p.a. on the Initial Payment from the Effective Date through the Closing Date. The Purchase Price payments pursuant to Section (d)(ii) through (d)(iv) shall bear interest for the time between the Effective Date and the date of payment at the rate of 5 % p.a. and the interest shall be paid on the outstanding balance of the Purchase Price on each anniversary of the Effective Date until the Purchase Price is paid in full.

(f) Payments to the Seller shall be made by wire transfer to the account no. 233362-264 of UPM with Merita Bank, Helsinki, Finland (SWIFT Code:
         MRIT FIHH), with releasing effect vis-a-vis the Seller.

(g) The Parties operate on the assumption that the transactions as agreed herein are exempt from German value added tax pursuant to ss. 1 Section 1 a Turnover Tax Act (UStG). To the extent that the transactions as agreed herein, despite the parties' expectations, are subject to value added tax, the Buyer shall pay the value added tax in addition to the Purchase Price. The value added tax shall be due and payable as soon as the Buyer has received from the Seller an invoice which conforms to the provision of Section 14 Turnover Tax Act. The parties shall use their best efforts to settle any value added tax obligation in agreement with the tax authorities without payment by way of set-off. The Seller undertakes not to opt in favor of the value added tax in respect of any part of the transactions agreed herein.

(h) Seller, Buyer, and Buckeye Holdings hereby agree that Buckeye Holdings assumes all of Buyer's obligations vis-a-vis the Seller under this
         Section 5 by virtue of an assumption of debt with debt releasing effect (Schuldubernahme mit befreiender Wirkung) and Buckeye Holdings and Buyer are in agreement that such assumption of debt shall be treated as a contribution into the capital reserves of Buyer within the meaning of ss. 272 Sec. II No. 4 German Commercial Code.

6.       Representations and Warranties of the Seller.

         The Seller represents and warrants to the Buyer as an independent promise of guarantee that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 6.

                                     2.2-17

(a) Organization of the Seller. The Seller is a GmbH (limited liability company) duly organized, validly existing, and in good standing under the laws of the Federal Republic of Germany.

(b) Authorization of Transaction. The Seller and UPM have the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Agreements to be signed by Seller and UPM and to perform all obligations hereunder or thereunder. Without limiting the generality of the foregoing, the shareholders of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller and UPM, as the case may be, enforceable in accordance with its respective terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sections 3 and 4 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Sections 3 and 4 above).

(d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

                                     2.2-18

(f) Subsidiaries. The Seller does not own, directly or indirectly, any capital stock or other equity ownership or other interest in any other Person.

(g) Financial Statements. Seller has delivered to the Buyer the following financial statements (collectively, the "Financial Statements"):
         (i) audited balance sheets and statements of income (the "Audited Statements") as of and for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the six (6) months ended June 30, 1999 (the "Most Recent Fiscal Month End") for the Seller. Except for normal year end adjustments in the case of the Most Recent Financial Statements, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, and are consistent with the books and records of the Seller (which books and records are correct and complete). Additionally, the Audited Statements are correct and complete.

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Seller. Without limiting the generality of the foregoing, since that date:

         (i) The Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (ii) The Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

         (iii) No person has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Seller is a party or by which it is bound;

         (iv) The Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

         (v) The Seller has not committed to make any capital expenditure (or series of related capital expenditures) either involving more than U.S. $100,000 or outside the Ordinary Course of Business;

         (vi) The Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                                     2.2-19

         (vii) The Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (viii) The Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

         (ix) The Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (x) The Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (xi)     The Seller has not made any loan to, or entered into any other
                  transaction  with,  any  of  its  directors,   officers,   and
                  employees outside the Ordinary Course of Business;

         (xii)    The Seller has not changed its accounting methods;

         (xiii)   The  Seller  has  not  granted   any   increase  in  the  base
                  compensation of any of its stockholders, directors, officers, and employees outside the Ordinary Course of Business;

         (xiv) The Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its stockholders, directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

         (xv) The Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xvi) There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

         (xvii) To the Knowledge of Seller, no significant customer of Seller has stated or otherwise indicated its intention to cease doing business with Seller prior to Closing or with Buyer after Closing; and

         (xviii) The Seller has not committed to any of the foregoing.

(i) Undisclosed Liabilities. The Sold Business does not include any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for

                                     2.2-20

         (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. The Seller and its respective predecessors and Affiliated Companies have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply and neither Seller nor the Affiliated Companies have any Knowledge of any investigation regarding same.

(k)      Tax Matters.

         (i) The Seller has filed all Tax Returns that it was required to file. All Taxes due and payable by the Seller (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

         (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(l)      Real Property.

         (i) Section 2(a)(i) above contains a complete and correct list of all built-up and vacant real estate owned by the Seller, all rights of the Seller in or to real estate and all buildings, improvements and construction owned by the Seller on real estate owned by third parties which were reflected in the Audited Statements as per the Most Recent Fiscal Year End or have been acquired by the Seller in the meantime.

                  (A) The Seller has not disposed of, or taken any steps to dispose of, the Sold Real Estate or any part thereof and is not under any commitment to dispose of it in whole or in part.

                  (B) Except for those listed in Section 2(a)(i) above, the Sold Real Estate is not subject to any encumbrances, restrictions or rights of third parties, whether or not registered in the Land Register, and no

                                     2.2-21
                           application for the registration of any encumbrance, restriction or right of third parties in the Land Register has been filed, nor has the Seller granted, or is committed to grant, any such rights to third parties or has subjected, or is committed to subject, the Sold Real Estate to any encumbrance or restriction.

                  (C) The Sold Real Estate constitutes the entire plant area of the Seller. All buildings, improvements and constructions on the Sold Real Estate (hereinafter "Plant Buildings") are in good and serviceable condition, normal wear and tear excepted. The Plant Buildings neither encroach on property owned by third parties, nor are they in violation of any rights of third parties or municipal zoning plans or other legal provisions. All permits required for the Plant Buildings have been properly granted. The condition and the present use of the Sold Real Estate including the Plant Buildings do not violate any building regulations or restrictions and are unobjectionable within the meaning of the applicable administrative and other legal provisions.

                  (D) All Plant Buildings have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (E) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property and no parties (other than Seller) are in possession of any portion of such real property;

                  (F) There are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (G) All Plant Buildings located on the parcel of real property are supplied with utilities and other services necessary for the operation of such Plant Buildings, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

                  (H) Each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                                     2.2-22

         (ii) Section 6 (l) (ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section
                  (l) (ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 6 (l)
                  (ii) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sections 3 and 4 above);

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through
                           (E) above are true and correct with respect to the underlying lease;

                  (G)      the Seller has not assigned,  transferred,  conveyed,
                           mortgaged,   deeded  in  trust,   or  encumbered  any
                           interest in the leasehold or subleasehold;

                  (H) all Plant Buildings leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (I)      all Plant  Buildings  leased or subleased  thereunder
                           are  supplied  with   utilities  and  other  services
                           necessary for the operation of said Facilities.


(m)      Intellectual Property.

                                     2.2-23

         (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or currently used in for the operation of the business of the Seller as presently conducted and as committed to be conducted by Seller. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

         (ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Knowledge of Seller, Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Seller.

         (iii) Section 6 (m) (iii)of the Disclosure Schedule identifies each patent or copyright or trademark registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for copyright or trademark registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 6
                  (m) (iii) of the Disclosure Schedule also identifies each trade name, fictitious or assumed name registration or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 6
                  (m) (iii) of the Disclosure Schedule:

                  (A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to

2.2-24
                           the  Knowledge  of  Seller,   is   threatened   which
                           challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) except for Dan Webforming International A/S ("Dan-Web") and Scanweb I/S ("Scanweb"), the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (iv) Section 6 (m) (iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and
                  that  the  Seller  uses   pursuant  to  license, sublicense,
                  agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 6 (m) (iv) of the Disclosure Schedule (except for all such licenses of Seller and/or UPM with Dan-Web and Scanweb with respect to which no such representation is being made for purposes hereof):

                  (A)      the license,  sublicense,  agreement,  or  permission
                           covering   the  item  is   legal,   valid,   binding,
                           enforceable, and in full force and effect;

                  (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through
                           (D) above are true and correct with respect to the underlying license;

                  (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                     2.2-25

                  (H) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission except as disclosed in
                           Section 6 (m) (iv) of the Disclosure Schedule.

         (v) To the Knowledge of Seller, Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of Seller's businesses as presently conducted and as committed to be conducted.

(n)      Tangible Assets.

         The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects to the Knowledge of Seller, has been maintained in accordance with normal industry practice, is in normal operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is being used.


(o)      Inventory.

         The Inventory of the Seller consists of (a) raw materials and packaging materials used in the Sold Business of Seller, including wood pulp, other fibers, binders and superabsorbent polymers and (b) finished product, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for Inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.


(p)      Contracts.

         Section 6 (p) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

         (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

         (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, finished products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period beyond December 31, 1999;

                                     2.2-26

         (iii)    any agreement concerning a partnership or joint venture;

         (iv) any agreement (or group of related agreements) to be assumed by Buyer as an Assumed Liability pertaining to any indebtedness for borrowed money or any capitalized lease obligation;

         (v) any agreement concerning confidentiality or containing covenants that in any way purport to restrict the business activity of the Seller or limit the freedom of the Seller or its stockholders, directors or officers to engage in any line of business or to compete with any Person;

         (vi) any intercompany agreement between any Seller and their Affiliated Companies;

         (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of those current directors, officers, and employees of Seller that will become employees of Buyer;

         (viii)   any collective bargaining agreement;

         (ix)     any  agreement   for  Seller's   employment  of  any  salaried
                  individual on a full-time, part-time, consulting, or other basis that will become employees of Buyer;

         (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of U.S.$25,000; or

         (xi) any written warranty, guaranty or other similar undertaking with respect to contractual performance by the Seller;

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 6 (p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 6
         (p) of the Disclosure  Schedule.  With respect to each such  agreement:
         (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

(q)      Accounts  Receivable.   All  accounts  receivable  of  the  Seller  are
         reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

                                     2.2-27

(r) Insurance. Section 6 (r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

         (i)      the name, address, and telephone number of the agent;

         (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

         (iii)    the policy number and the period of coverage;

         (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each such insurance policy and assuming due enforceability with respect to the insurer: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms until the Closing Date; (C) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 6
         (r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

(s) Litigation. Section 6 (s)of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 6 (s) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of

                                     2.2-28
         the Seller. To the Knowledge of Seller, Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

(t) Product Warranty. Except as set forth on the Disclosure Schedule hereto, each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 6 (t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

(u) Product Liability. Except as set forth on the Disclosure Schedule hereto, the Seller has no Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.


(v)      Employees.  Except as set forth on the Disclosure  Schedule hereto,  to the Knowledge of Seller (without reasonable investigation), no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor are there any pending strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice. To the Knowledge of Seller (without reasonable investigation), no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.


(w)      Employee Benefits.

         (i) Section 6 (w) of the Disclosure Schedule lists each individual or collective agreement providing for benefits for the employees of the Seller of any kind whatsoever to which the Seller is a party or which applies to the Seller or to which the Seller contributes or may be obligated to contribute (the "Employee Benefit Plan").

                                     2.2-29

                  (A) Each such Employee Benefit Plan complies in form and in operation in all respects with the applicable laws.

                  (B) All required reports and descriptions have been filed or distributed appropriately with respect to each such Employee Benefit Plan.

                  (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the statutory requirements.

                  (D) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions and all related agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (ii) With respect to each Employee Benefit Plan that the Seller and the Controlled Group of Corporations which includes the Seller maintains or ever has maintained or to which any of them contributes:

                  (A) No such Employee Benefit Plan has been completely or partially terminated. No proceeding to terminate any such Employee Benefit Plan has been instituted or, to the Knowledge of Seller, threatened.

                  (B) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened. Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.


(x) Guarantees. The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person that would survive the Closing.


(y) Environmental, Health, and Safety Matters. With respect to the Acquired Assets;

         (i) The Seller, and its respective Affiliated Companies have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                                     2.2-30

         (ii) Without limiting the generality of the foregoing, the Seller and its respective Affiliated Companies have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its Facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the Disclosure Schedule 6 (y).

         (iii) Neither the Seller, nor its Affiliated Companies has received any written notice, report or other information (including employee or third-party complaints or threats) regarding any violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its Facilities arising under Environmental, Health, and Safety Requirements.

         (iv) To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by the Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         (v) Neither the Seller, nor its Affiliated Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any property or facility in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements as they exist as of the Effective Date.

         (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.

         (vii) Neither the Seller nor any of its Affiliated Companies has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         (viii) To the Knowledge of the Seller, no facts, events or conditions relating to the past or present Facilities, properties or operations of the Seller or any of its respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant

                                     2.2-31
                  to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(z) Year 2000 Problem. With regard to the possibility that computer programs and systems may not properly process dates subsequent to December 31, 1999 (the "Y2K Problem"), Seller represents and warrants that it has audited all of its computer systems (including, but not limited to, systems which operate the machinery and equipment at the Steinfurt plant operated by Seller) and that, to its Knowledge, such systems are free from the Y2K Problem insofar as it may affect the operations of the Sold Business.

(aa) Certain Business Relationships With the Seller. None of the stockholders of the Seller or their Affiliated Companies owns any asset, tangible or intangible, which is used in the business of the Seller.

7. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 7), except as set forth in the Disclosure
         Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
         Section 7.

(a) Organization of the Buyer. The Buyer is a GmbH (limited liability company) duly organized, validly existing, and in good standing under the laws of the Federal Republic of Germany.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations thereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sections 3 and 4 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of,

                                     2.2-32
         constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.
         Except for approval from the German Cartel Office attached hereto as Annex 1, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement
         (including the assignments and assumptions referred to in Sections 3 and 4 above).

(d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

8.       Performance and Liability.

(a) UPM hereby joins the Seller as co-debtor with the consent of the other parties. The Seller and UPM shall be jointly and severally liable for the performance of this Agreement and for all claims of the Buyer against the Seller and/or UPM of any type whatsoever pursuant to this Agreement, including indemnifying Buyer pursuant to Section 3 (d) (ii) above.

(b) Survival. Any claims by the Buyer against the Seller for breach of the representations and warranties pursuant to Section 6 above shall become time-barred as follows:

         (i)      Claims relating to  environmental  matters covered under
                  Section 6 (y) and Section 13 shall become time-barred five years after the Closing Date;

         (ii) Claims relating to defects in the legal title to Acquired Assets shall become time-barred according to the statutory provisions;

         (iii) Claims relating to taxes shall become time-barred six months after the applicable statute of limitations for such tax matter has expired;

         (iv) Any other claims shall become time-barred two years after Closing Date.

(c) All other claims of the Buyer pursuant to this Agreement, including without limitation claims relating to the indemnities pursuant to
         Section 3 (d)(ii) shall, to the extent not explicitly otherwise provided herein, become time-barred according to the statutory provisions.

(d) Limitation on Amount-- Seller. The Seller shall have no Liability for claims under the representations and warranties pursuant to
         Section 6  above for indirect or  consequential  losses and damages

                                     2.2-33
         unless such claims involve a breach of Section 6 (e) or involve gross negligence or willful misconduct by Seller, UPM or Affiliated Companies and the term Adverse Consequences shall be interpreted accordingly. Further, the Seller shall have no liability for any individual claim under the representation and warranties pursuant to
         Section 6 above, if the Adverse Consequences for such individual claim is less than US$ 25,000. Seller shall have no liability for claims under the representation and warranties pursuant to Section 6 above, which exceed the forgoing US$ 25,000 de minimis until the total of all Adverse Consequences with respect to such claims under the representation and warranties pursuant to Section 6 above exceeds U.S. $300,000 in the aggregate, at which time, the Seller shall be liable to the Buyer for the entire amount of such Adverse Consequences (subject, however, to the US$ 25,000 de minimis limitation) in excess of US$ 300,000. However, the foregoing US$ 300,000 limitation will not apply to any breach of the Seller's representations and warranties of which the Seller or UPM had Knowledge at any time prior to the Effective Date. The maximum aggregate total amount of indemnification for which Seller shall be liable under the representation and warranties pursuant to Section 6 and with respect to the environmental indemnification provided in Section 13 shall in all events be limited to U.S. $20,000,000 except with respect to fraud or any intentional breach by the Seller or UPM of any representation, warranty, covenant or obligation, and the Seller will be liable for all Adverse Consequences suffered by the Buyer with respect to such fraud or intentional breach. The maximum aggregate total amount of indemnification under the representation and warranties pursuant to Section 6 above and Section 3 (d) (ii) above shall in all events be limited to US$105,000,000.

(d) The provisions in para. (c) above shall apply mutatis mutandis to all claims of the Seller pursuant to this Agreement.

(e) Every right of rescission (Wandlung and Rucktritt) shall be excluded. ss.ss. 123, 476 and 826 BGB (German Civil Code) shall not be affected.

(f)      (i)      Any review, inspection and investigation of or on behalf
                  of the Buyer shall neither affect the Seller's and UPM's obligations, representations and warranties hereunder nor the right of the Buyer to raise claims on the basis of such obligations, representations and warranties.

         (ii) Claims of the Buyer against the Seller and UPM on the basis of the representations and warranties of the Seller and UPM in this Agreement which concern events or due dates prior to the Effective Date can only be raised to the extent that the damages giving rise to such claims have not already been reflected in the Net Working Capital Statement.

(g) Set off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, the Seller shall have thirty (30) days to agree or disagree with Buyer's claim for set-off. The Buyer may set-off any amount to which Seller agrees that Buyer is entitled under this

                                     2.2-34

         Agreement against amounts otherwise owing to Seller on account of this Agreement. As to any amount that Seller disputes as being entitled to set-off by providing notice to Buyer of such disputed amount within said thirty (30) day period, Buyer shall pay such disputed amount to a mutually agreed upon escrow agent to hold until the dispute is resolved by mutual agreement of the Parties or pursuant to the arbitration provisions of Section 14(a). Any interest earned in escrow shall be paid to the Party receiving the principal from escrow, or such part attributable thereto.

(h) The parties are in agreement that Buyer may interrupt any of the statutes of limitation pursuant to Section 8 (b) above by virtue of a reasonably substantiated notice to the Seller. Any stricter requirements under German law are hereby waived.

9.       Pre-Closing Covenants.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 10 below).

(b) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) execute any agreement that will survive Closing with another Seller or Affiliate unless Buyer consents, (ii) negotiate any agreements creating obligations after Closing in excess of U.S.$10,000 other than sales agreements and agreements for the purchase of raw materials executed in the Ordinary Course of Business for a period not to exceed December 31, 1999, unless Buyer consents, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 6 (h) above.

(c) Preservation of Business. The Seller will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical Plant Buildings, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(d) Full Access. Subject to anticompetitive laws, the Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each Seller.

                                     2.2-35

(e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 6 and Section 7 above. No disclosure by any Party pursuant to this Section 9(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10.      Closing, Conditions to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

         (iii) the Seller shall have procured the permits necessary for Buyer to own and operate the Acquired Assets in the manner operated prior to the Closing Date, and all licenses and approvals necessary for Buyer to own and operate the Acquired Assets shall have been obtained;

         (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;

         (v) the Notarial Deed attached hereto as Exhibit A shall have been notarized and the priority notice pursuant to Section 2 (d)(i)

                                     2.2-36
                  above shall have been registered with the Land Registry of the
                  Magistrates   Court   of  the  City  of   Steinfurt   with  no
                  registrations having prior ranking not assumed by the Buyer;

         (vi) the consent of the City of Steinfurt to the sale and transfer of the Sold Real Estate to the Buyer in accordance with this Agreement has been obtained;

         (vii) the waiver by the city of Steinfurt of the encumbrance referred to in Section 2(a)(i)(aii) above has been obtained.

         (viii) the waiver of preemptive rights necessary for the transfer of the Sold Real Estate have been obtained; and

         (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this Section 10(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 7 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (iv) Buckeye Holdings shall have duly executed the Share Pledge Agreement;

         (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

                                     2.2-37

         The Seller may waive any condition specified in this Section 10(b) if it executes a writing so stating at or prior to the Closing.

(c) Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Oppenhoff & Radler in Cologne or any other place(s) the parties may agree commencing at 11.00 a.m. local time within three business days after the conditions precedent referred to in Section 10(a)(iii), (v), (vi) and (vii) have been fulfilled (the "Closing Date").

         At the Closing,

         (i) the Buyer and the Seller shall agree on the Estimated Net Working Capital

         (ii) the Buyer shall deliver to the Seller the Initial Payment adjusted in accordance with the provisions of this Agreement;

         (iii) Buyer and Seller shall instruct the Notary Public, who notarized the Notarial Deed attached hereto as Exhibit A to file all outstanding applications required in order to perfect the title transfer with the competent Land Registry.

11.      Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

         (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1999.

         (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1999.

                                     2.2-38

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11 (a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

12.      Post-Closing Covenants.

(a) License of Walkisoft Name. Seller hereby grants to Buyer the exclusive royalty-free right to use the trade name "Walkisoft" and trademark for a period of five (5) years from the Effective Date in all areas in which the Seller has used the trade name or otherwise has rights in the trade name. Seller hereby expressly releases Buyer, its agents, employees, licensees and assigns from and against any and all claims which Seller has or may have with respect to use of the trade name "Walkisoft." From Effective Date and thereafter for a period of five (5) years, Seller shall not use or license to use or transfer to Persons other than Buyer the "Walkisoft" trade name and thereafter it will not use, license to use or transfer the "Walkisoft" trade name in or to any similar business to that of Buyer. Seller warrants that it has the full right and authority to grant to Buyer the license to use the trade name "Walkisoft."

(b) Noncompetition by Seller. Except for a six months period following the Effective Date to transition the Kotka, Finland plant out of the Walkisoft business, for a period of five (5) years from and after the Effective Date, neither the Seller nor any Affiliated Company of Seller shall engage in, directly or indirectly, the airlaid nonwoven business or any other business conducted by Seller as of the Effective Date (the "Restricted Business") anywhere in the world (each of Parties hereto acknowledging that the business as conducted by Seller is an expanding global business with current worldwide sales); provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in the Restricted Business. Notwithstanding the foregoing, Seller or an Affiliated Company shall be permitted to acquire another business which has an airlaid nonwoven division or subsidiary comprising not more than 3 % of the gross sales for such acquired business for its last full fiscal year. In such event, Seller or its applicable Affiliated Company shall use its best efforts to dispose of the airlaid nonwoven division or subsidiary of the acquired business as soon as commercially practicable to do so and as part of such process, shall give Buckeye Inc. or its affiliated companies within the meaning ofss.ss.15 et seq. German Stock Corporation Act a right of first negotiation to acquire the airlaid nonwoven division or subsidiary to be sold.
         To the extent Buyer is unwilling to acquire such airlaid non-woven division or subsidiary at such price and on such terms as offered by Seller in writing to Buyer, then Seller may not sell such business at a lower price or on more favorable terms than offered to Buyer for at least one year following the date of written offer from Seller to

                                     2.2-39

         Buyer. If Seller or its Affiliate is unable to sell such airlaid nonwoven division or subsidiary after using commercially reasonable efforts or determines that it is commercially impracticable to sell such airlaid nonwoven division or subsidiary based on its integration with the remaining acquired business, then in such event, Seller covenants that neither Seller nor its Affiliated Companies shall seek to expand or otherwise invest in expansion of the airlaid nonwoven division or subsidiary within the five-year period following the Effective Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12(b) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) Accounts Receivable. If Buyer is unable after reasonable efforts to collect the accounts receivable transferred hereunder within sixty (60) days after the stated date for payment, Seller shall purchase such accounts receivable at the U.S.$ value assigned to such accounts as of the Effective Date.

(d) Sales Rebates or Discounts. Seller shall remain liable for or receive benefit from, as the case may be, its pro rata share of any sales or purchase discounts or rebates which are payable after Closing for the period up to the Effective Date.

(e) Product Warranty. As a service to Seller, Buyer agrees to use its reasonable efforts to rectify and/or remedy on Seller's behalf and at Seller's expense any items manufactured by Seller prior to the Effective Date which are claimed to be covered by a warranty of Seller. Upon receipt of reasonable documentation from Buyer, Seller shall promptly reimburse Buyer for all costs reasonably expended in rectifying or remedying the claim. To the extent such costs are anticipated to be in excess of U.S. $10,000 for a particular warranty claim, Buyer shall notify Seller in advance of remedying the warranty claim to advise Seller of the claim and the anticipated expenses associated therewith. Buyer shall remedy or replace the item with the consent of Seller, which shall not be unreasonably withheld, provided that upon Seller's failure to object within five (5) business days following receipt of Buyer's notice to Seller of the claim, Buyer may proceed to rectify or remedy the claim at Seller's expense. The Parties acknowledge that Designated Accruals contains a reserve for warranty claims which shall be charged against prior to reimbursement by Seller. The Parties further acknowledge that Buyer is providing this warranty service as an accommodation to Seller and such agreement shall not constitute an assumption by Buyer of any Liability that does not constitute an Assumed Liability under this Agreement.

                                     2.2-40

(f) Access to Records. Each of the Parties after the Closing Date shall permit the other full access at reasonable times, and in a manner so as not to interfere with normal business operations, to all books, records (including tax records), contracts and documents pertaining to the operation of Seller's business prior to the Effective Date.

(g) Tax Matters. Tax matters of the Seller (including appeals) concerning the period through the Effective Date shall be handled by the Seller. However, the Buyer shall be notified in time of, and be given an opportunity to comment on, tax and other administrative audits. Binding declarations to the tax authorities which may have consequences for the Buyer shall be made by the Seller only in agreement with the Buyer.

13.      Environmental Indemnity.

         The Seller will indemnify and hold harmless the Buyer and Buckeye Technologies (the indemnified persons are sometimes hereinafter referred to collectively as the ,,Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any Adverse Consequence arising, directly or indirectly, from or in connection with:

         (i) any Environmental, Health, and Safety Liabilities arising out of or relating to: (A) the ownership, operation, or condition at any time on or prior to the Effective Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Seller has or had an interest,
                  (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Effective Date; (C) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, released, or otherwise handled by the Seller or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Effective Date, or
                  (D) any Hazardous Activities that were conducted by the Seller or by any other Person for whose conduct they are or may be held responsible; or

         (ii) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Seller or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted with respect to the Facilities or the operation of the business by Seller prior to the Effective Date, or from Hazardous Material that was (A) present on or before the Effective Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Effective Date) or
                  (B) released by the Seller or any other Person for whose

                                     2.2-41
                  conduct they are or may be held responsible, at any time on or prior to the Effective Date. The Buyer will be entitled to control any cleanup, and any related proceeding.

         (iii) If any investigation, removal or remedial action is required by Environmental, Health and Safety Requirements ("Required Action") and the Seller is Liable to the Buyer for the Environmental, Health and Safety Liabilities giving rise to the Required Action under the terms of this
                  Section 13, Seller shall be entitled to undertake said Required Action so long as (a) Seller provides reasonable notice to Buyer before commencing such Required Action;
                  (b) Seller performs such Required Action in accordance with the Environmental, Health and Safety Requirements; (c) Seller performs the Required Action, in accordance with any requirements of any governmental agency having jurisdiction over the administration and enforcement of the Environmental, Health and Safety Requirements; (d)
                  Seller performs the Required Action in a manner so as not to interfere, to the extent reasonably practicable, with the Buyer's operation of business, and (e) Seller undertakes the Required Action and uses commercially reasonable efforts to complete the Required Action in a timely and expeditious manner. If the Seller fails to meet the foregoing conditions, the Buyer shall be entitled to perform the Required Action at Seller's expense. If the Buyer and Seller dispute either the extent to which there is a Required Action or Seller's Liability with respect to the Required Action or whether the Seller has failed to meet any of the conditions set forth above which would entitle
                  Buyer to perform the Required Action, the Parties agree to submit such issue to arbitration pursuant to Section 14
                  (a) hereof. In the event that Seller performs the Required Action, Seller shall keep Buyer reasonably informed of the progress of such Required Action and shall provide copies to Buyer of the results of any Required Action, all correspondence from or to any governmental entity pertaining to the Required Action, and all reports and other documentation pertaining to such Required Action. Buyer shall provide access to the property at reasonable times to allow Seller to perform any Required Action.


14.      Miscellaneous.

(a) Arbitration. Any controversy or claim arising out of or relating to this Agreement, not satisfied through negotiation, shall be settled by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by an arbitration tribunal consisting of one arbitrator. The place of arbitration shall be in Cologne, Germany. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. As soon as reasonably practical after submission of a demand for binding arbitration, Buyer and Seller shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the International Chamber of Commerce.


                                     2.2-42

         From the list the Parties will rank the arbitrators which are acceptable. The highest ranking acceptable candidate will be selected. If no arbitrators from the list composed by the International Chamber of Commerce are acceptable to either of the Parties, the International Chamber of Commerce will compile a second list. If the Parties are unable to agree from a second list, the arbitrator will be selected by the International Chamber of Commerce. The results of the arbitrator's finding will be binding on the Parties. As part of any award, the arbitrator may include an award of attorneys fees to the prevailing party. English shall be the language used for any arbitration.

(b) The Notary's fees and transfer taxes connected with the execution and consummation of this Agreement shall be borne by the Buyer. The costs of the transfer of any Intellectual Property shall be borne by the Seller, with the transfer process being managed by the Buyer. Apart therefrom, each contractual party shall bear its own costs and taxes and the costs of its advisers and auditors. The costs connected with the performance of the merger control proceedings with the Federal Cartel Office shall be borne by the Buyer.

(c) Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

(d)
         (i) The Seller and UPM shall advise the Buyer and Buckeye Inc. of a person or legal entity which is authorized to make and accept with legally binding effect for the Seller and UPM all declarations under this Agreement or in consummation hereof.

                  The Seller and UPM appoint as such joint agent:

                  Reko Aalto-Setala, Company Secretary
                  UPM-Kymmene, Group Head Office
                  Business Development
                  Etelaesplanadi 2
                  FIN-00101Helsinki, Finland
                  Tel +358 204 15 111
                  Fax +358 204 15 110


                  A change of the person or address of an agent appointed by the Seller and UPM shall be effective for the Buyer only one month after the date on which it has been notified of such change. Until the lapse of such period the authority of the previous agent as well as his address shall be deemed to continue. The obligation to nominate a joint agent pursuant to paragraph (a) above shall apply until October 1, 2004.

                                     2.2-43

         (ii) The Buyer and Buckeye Inc. shall advise the Seller and UPM of a person or legal entity which is authorized to make and accept with legally binding effect for the Buyer and Buckeye Inc. all declarations under this Agreement or in consummation hereof.

                  The Buyer and Buckeye Inc. appoint as such joint agent:

                  Henry P. Doggrell, Sr. Vice President
                  Buckeye Technologies Inc.
                  1001 Tillman Street
                  Memphis, TN  38112
                  Telephone No. 901-320-8220
                  Fax No.  901-320-8139

                  Copy to:         Ben C. Adams, Jr.
                                   Baker, Donelson, Bearman & Caldwell, P.C.
                                   165 Madison Avenue, Suite 2000
                                   Memphis, TN  38103
                                   Telephone No. 901-577-2307
                                   Fax No. 901-577-0714

                  and Copy to:      Dr. Klaus Marinus Hoenig
                                    Oppenhoff & Radler
                                    Hohenstaufenring 62
                                    D- 50674 Cologne
                                    Germany
                                    Telephone No.: +49-221-2091-0
                                    Fax No.: +49-221-2091 -435

         The provisions pursuant to para. (i), second paragraph, above shall apply mutatis mutandis.

(e) No announcement of any kind to the media or any other indefinite group of persons shall be made prior to the Effective Date in respect of the subject matter of this Agreement except as specifically agreed between UPM and Buckeye Inc. or if such announcement is required by law or administrative or judicial order.

(f) If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provisions

                                     2.2-44
         shall be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intentions of the parties or what would have been the intentions of the parties according to the aim and purpose of this Agreement if they had recognized the gap.

(g) The Exhibits to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement. Statements in one provision of, or Exhibit to, this Agreement shall be deemed to have been made also for the purposes of all other provisions of, and Exhibits to, this Agreement.

(h)      This Agreement shall be governed by German law.


IN WITNESS THEREOF this Notarial Deed including its Annex, all its Exhibits and the Disclosure Schedule hereto - with the exception of the lists of items (Verzeichnisse) contained in the Exhibits D, E, F, G and in the Disclosure Schedule and in the list attached thereto, for which the persons appeared have renounced to have them read aloud and which were submitted to the notice of the persons appeared and which were signed by them on each page - has been read aloud to the persons appeared and this Notarial Deed, its Annex, all its Exhibits and the Disclosure Schedule was confirmed and approved by the persons appeared. The persons appeared then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my offical Seal.

Basel, this 1st (first) day of October, 1999 (nineteen hundred and ninety-nine)

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